June 29, 2007

Relating to Preliminary Prospectus Supplement Dated June 28, 2007

Summary of Final Terms

Issue	STRUCTURED REPACKAGED ASSET-BACKED TRUST SECURITIES
Issuer	STRATSSM Trust for Ambac Financial Group, Inc. Securities, Series 2007-1
Principal Amount ($)	$34,287,300
Shares	1,371,492
Pass-Through Rate	6.70% per annum until the Scheduled Maturity Date; thereafter the Pass-Through Rate will convert to a floating rate as defined in the Prospectus Supplement
Par	$25.00
Anticipated Ratings (S&P)	A+ (stable) by S&P
CUSIP	784786204
Expected Listing	NYSE
Distribution Dates	Semi-annually on the 15th day of February and August, until the Scheduled Maturity Date; thereafter, monthly on the 15th day of each calendar month
Trade Date	June 29, 2007
Settlement Date	July 16, 2007
First Distribution Date	August 15, 2007
First Call Date	Callable at par on August 15, 2012; anytime thereafter
Scheduled Maturity Date	February 15, 2037
Final Maturity Date	February 7, 2087
Net Proceeds	$33,207,250
Gross Spread (per Share)	0.7875
Management	0.1575
Underwriting	0.1300
Selling Concession	0.5000
Reallowance	0.4500
Titles & Distribution Wachovia Securities (Lead Manager) - $17,412,300 RBC Capital Markets (Joint-Lead Manager) - $11,875,000 Oppenheimer & Co., Inc. (Co-Manager) - $5,000,000

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus for free if you request it by calling Wachovia Capital Markets, LLC toll free at 1-888-215-4145.